Exhibit 99.1

PRA Group Appoints Peggy Turner to Board of Directors

NORFOLK, Va., June 14, 2021 — PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that Peggy Turner was appointed to the Company’s Board of Directors effective June 10, 2021. Turner, who is independent, will serve on the Risk Committee and Nominating and Corporate Governance Committee.

Turner is currently Vice President, Guest Retention at Toyota Motors North America (“Toyota Motors”), a position she has held since 2020. From 1991 to 2020, she held multiple positions with increasing responsibilities at Toyota Motors including Vice President, Lexus Customer Satisfaction and Vice President, Toyota Customer Relations. Turner is also a champion of diversity, equity and inclusion (“DEI”) at Toyota Motors, serving as the executive advisor to Social Innovation, a diversity and inclusion support member on the Diversity Advisory Board, and the Executive Sponsor of the Latino Employee Resource Group. She has also represented Lexus at events such as Women in Automotive Summit and Women Panel for New York Auto Show and coordinated and served as a mentor for the national field women’s support group. Turner earned a Bachelor of Arts in Economics from the University of California, Irvine, and a Master of Business Administration from Loyola Marymount University.

“I am pleased to welcome Peggy to our Company’s Board of Directors. Peggy brings extensive experience in leadership roles focused on customer service, which will bolster our long-standing principle of treating customers with empathy and respect. Additionally, Peggy’s history of supporting and leading diversity and inclusion efforts will strengthen our continued focus on DEI,” said Steve Fredrickson, chairman of the Board of Directors. “As a result of our commitment to diversity at the highest level of our organization, PRA was recently recognized by 50/50 Women on Boards for being a “3+” Corporation with 3 or more women on the board of directors.”

The Company has also expanded its environmental, social and governance (“ESG”) disclosures by publishing its first ESG Tear Sheet for the year 2020. More information can be found on the investor page of the Company’s website, ir.pragroup.com.

About PRA Group, Inc.
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Senior Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com